N E W S R E L E A S E

(For Immediate Release)

UNITEDHEALTH GROUP NAMES TWO NEW DIRECTORS

•	Dr. Valerie Montgomery Rice, President and Dean of the Morehouse School of Medicine

•	Sir Andrew Witty, former CEO and Director of GlaxoSmithKline; Chancellor of the University of Nottingham

MINNEAPOLIS, MN (August 7, 2017) - The board of directors of UnitedHealth Group (NYSE: UNH) announced Valerie Montgomery Rice, M.D., and Sir Andrew Witty have joined the board.

Richard Burke, chairman of the board of directors of UnitedHealth Group, said, “Valerie Montgomery Rice and Andrew Witty both have broad firsthand experience in health systems and research and the application of modern health care data and analytics. Each is a leading thinker on the future of health care. Valerie brings us in-depth knowledge and understanding of the specific health care needs of a wide range of communities, and how to better prepare the next generation of health care leaders to address those needs. Andrew has deep experience in health technology research and access strategies, as well as extensive skills in improving care delivery through developing partnerships and sharing information. His broad international experience in health care will help us grow to serve more people in more nations around the world. We are pleased and gratified to welcome them to the board.”

Montgomery Rice is the President and Dean of the Morehouse School of Medicine, a medical school in Atlanta, Georgia, and has served in that capacity since 2014 and as the EVP and Dean from 2011 to 2014. Prior to joining Morehouse School of Medicine, she served as Dean of the School of Medicine and Senior Vice President of Health Affairs at Meharry Medical College, and as the director of the Center for Women’s Health Research, one of the nation’s first research centers devoted to studying diseases that disproportionately impact women of color. Montgomery Rice also serves as a Council Member of the National Institute of Health (NIH) National Center for Advancing Translational Science. Montgomery Rice is a Member of the National Academy of Medicine and a renowned infertility specialist and women’s health researcher. She holds a bachelor’s degree in chemistry from the Georgia Institute of Technology and a medical degree from Harvard School of Medicine. Montgomery Rice completed her residency in obstetrics and gynecology at Emory University School of Medicine and her fellowship in reproductive endocrinology and infertility at Hutzel Hospital in Detroit, MI.

Witty was CEO and a board member of GlaxoSmithKline plc (GSK), a global pharmaceutical company, from 2008 to April, 2017. He joined GSK in 1985 and, prior to 2008, served in various senior roles in Europe, South Africa, the U.S. and Asia. He is Chancellor of the University of Nottingham, a British public research university, serving in that capacity since January 2013. He is a Business Ambassador for the U.K. Prime Minister. Witty serves on the Singapore Economic Development Board International Advisory Committee, the Council at the London School of Hygiene and Tropical Medicine and as an Advisor to the Bill and Melinda Gates Foundation. Witty was knighted in the 2012 New Year Honours for services to the economy and the U.K. pharmaceutical industry. He also serves on the board of G1 Therapeutics, Inc.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and helping make the health system work better for everyone. UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com or follow @UnitedHealthGrp on Twitter.

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CONTACT:

Media:	Tyler Mason
Vice President
424-333-6122